Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Zoetis Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share
	Reserved for future issuance under the Amended and Restated 2013 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	5,000,000	(2)	$180.73	(3)	$903,650,000.00	$92.70	$83,768.36
Total Offering Amounts							$0.00		$83,768.36
Total Fee Offsets									$0.00
Net Fee Due									$83,768.36

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall also cover any additional shares of the common stock (“Common Stock”) of Zoetis Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.
(2)	Represents 5,000,000 additional shares of Common Stock that were added to the shares authorized for issuance under the Registrant’s Amended and Restated 2013 Equity Incentive Plan, which was approved by the Registrant’s stockholders on May 19, 2022, the date of the Registrant’s 2022 Annual Meeting of Stockholders.
(3)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $180.73 was computed by averaging the high and low prices of Common Stock as reported on the New York Stock Exchange on August 1, 2022.